Exhibit 23.4

14 September 2017

The Board of Directors
HSBC Holding PLC

I, CG Singer, hereby consent to be named as valuation actuar y of the HSBC Bank ( UK) Pension Scheme i n the Annual Report on For m 20-F for the year ended December 31, 2016 of HSBC Holdings plc (the “Company”) and i ncorporated by reference in the Company's Registration Statement on For m S-8 to be filed on or about 14 September 2017.

Sincerely,

/s/ CG Singer

Fellow of the Institute and Faculty of Actuaries

Towers Watson Li mi ted is registered in England and Wales

Registration number: 5379716, Registered address: Watson House, London Road, Rei gate, Surrey

RH2 9PQ, UK.

Authorised and regulated by the Financial Conduct Authority.

C G Singer

Consulting Actuary

Watson House London Road Reigate

Surrey R H2 9PQ UK

T +44 1737 241144

D +44 1737 274192

M +44 7711 927212

F +44 1737 241496

E colin.singer@willistowerswatson.com

W willistowerswatson.com

Towers Wats on Lim ited is regis tered in England and Wales

Regis tration number: 5379716, Regis tered address : Wats on Hous e, London Road, Reigate, Surrey RH2 9PQ, UK. Authoris ed and regulated by the Financial Conduct Authority.

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